China ACM Reports Second Quarter Fiscal Year 2015 Results, Provides
Quarterly Guidance for the Third Quarter of Fiscal Year 2015, and Updates the
Full Year Guidance for Fiscal Year 2015

China Advanced Construction Materials Group, Inc. (Nasdaq: CADC) ("China ACM" or the "Company"), a provider of ready-mix concrete and related technical services in China, on February 13, 2015, reported financial results for the quarter ended December 31, 2014, i.e., the second quarter of the fiscal year 2015.

Second Quarter Fiscal Year 2015 Financial Highlights

  Revenue increased 49% year over year to $17.6 million
  Net loss of $2.9 million or EPS of - $1.48
  $27.0 million in working capital at December 31, 2014

Mr. Xianfu Han, Chairman and Chief Executive Officer of China ACM, commented, "In the past quarter, the government of China hosted the APEC meeting in Beijing. To mitigate the adverse pollutions, the government ordered suspensions of industrial production in Beijing and vicinity area, larger, wider, and longer than expected. Such suspensions had adversely affected certain industries and companies. Our company got affected as well for the quarter. However, for the rest of the year, we will continue our efforts to increase our client base and improve the collection of account receivables. In the ongoing third quarter, we are committed to sweat to stop loss and bring our business back to the normal track. We target to turn around as soon as possible and are cautiously optimistic to break even for the whole fiscal year as we had planned. "

Second Quarter Fiscal Year 2015 Results

Revenue. For the three months ended December 31, 2014, we incurred total revenue of approximately $17.6 million compared to approximately $11.8 million during the three months ended December 31, 2013, an increase of approximately $5.8 million or 49%. Such increase is due to our sales generated from the concrete division for the three months ended December 31, 2014. Our concrete sales revenue was approximately $17.6 million for the three months ended December 31, 2014, an increase of approximately $6.3 million, or 55% compared to the three months ended December 31, 2013. The increase was principally due to the commencement of operation of our manufacturing plant in the suburban area of Beijing in early 2014. In addition, after the suspension caused by the China International Garden Expo and a temporary suspension order imposed by the Beijing government for industrial activities in the area, operations at one of our concrete producing plants recommenced in the first calendar quarter of 2014 and regained capacity, which contributed to the increase in revenue.

Cost of Revenue. For the three months ended December 31, 2014, we incurred total cost of revenue of approximately $16.1 million compared to approximately $10.3 million for the three months ended December 31, 2013, an increase of approximately $5.7 million, or 56%. The increase in cost of revenue was primarily due to the increase in production from our concrete plants in the Beijing area and the increase in material price compared to the three months ended December 31, 2013.

Gross Profit. Total gross profit was approximately $1.6 million for the three months ended December 31, 2014, as compared to approximately $1.5 million for the three months ended December 31, 2013. Our gross profit for sale of concrete was approximately $1.6 million, or 9% of revenue, for the three months ended December 31, 2014, compared to approximately $1.4 million, or 13% of revenue for the three months ended December 31, 2013, an increase of approximately $0.1 million. The increase in gross profit for concrete sales for the three months ended December 31, 2014, compared with the three months ended December 31, 2013, was primarily due to increased production volume, partially offset by the increased material prices.

Provision for doubtful accounts. We incurred provision for doubtful accounts of $1.4 million for the three months ended December 31, 2014, a decrease of approximately $3.6 million, as compared to $5.1 million for the three months ended December 31, 2013. The allowance for doubtful accounts decreased to approximately $31.1 million at December 31, 2014, as compared to approximately $31.7 million at June 30, 2014.

Selling, General and Administrative Expenses. We incurred selling, general and administrative expenses of approximately $2.9 million for the three months ended December 31, 2014, an increase of approximately $0.2 million, or 6%, as compared to approximately $2.7 million for the three months ended December 31, 2013. The increase of $0.2 million was a result of the increase in stock-based compensation.

Research and development expenses. Research and development expenses for the three months ended December 31, 2014 was $0.3 million, an increase of approximately $0.1 million, or 41%, as compared to approximately $0.2 million for the three months ended December 31, 2013. The Company's research and development expenditure was maintained at a certain percentage of revenue and adjusted by outside consultants on certain projects based on economic outlook, plus discretionary spending on projects that helped to improve our competitive advantage.

Net Loss. We recognized net loss of approximately $2.9 million for the three months ended December 31, 2014, as compared to net loss of approximately $5.7 million for the three months ended December 31, 2013, a decrease of $2.8 million. Such decrease in net loss was the result of the combination of the changes as discussed above.

Balance Sheet Overview

China ACM had working capital of $27.0 million at December 31, 2014, including $3.3 million in cash and equivalents, $11.2 million in restricted cash, $2.3 million in short term investment, $51.6 million in net accounts receivable, $46.7 million in prepayments, $4.7 million in other receivables and $98.1 million in total liabilities. Shareholders' equity was $40.5 million compared with $40.4 million at June 30, 2014.

The total number of shares outstanding as of December 31, 2014 was approximately 1.9 million.

Third Quarter and Full Year Guidance of Fiscal Year 2015

For the third quarter ended on March 31,2015, we expect to earn revenue of between $10 million and $11 million, net income of between $1 million and $1.5 million, and EPS of between $0.48 and $0.71 based on fully diluted shares of 2.1 million as of February 15, 2015.

For the full fiscal year ended on June 30, 2015, we expect to earn revenue of between $70 million and $75 million, net income of between $1million and $2 million, and EPS of between $0.48 and $0.95 based on fully diluted shares of 2.1 million as of February 15, 2015.

Conference call

The company will host a conference call with a live webcast and a full Q&A session on Tuesday, February 17, 2015, at 8:00 a.m., Eastern Time, to discuss financial results for the second quarter of the 2015 Fiscal Year.

Individuals interested in participating in the conference call may do so by dialing 877-407-8031 from the United States, or +1 201-689-8031 from outside the United States and referencing conference ID number 13601230.

To pre-check system compatibility prior to the call, visit http://www.investorcalendar.com/aboutus/HelpDesk.asp

A webcast replay will be available until Mar 16, 2015 at 11:59 PM.
Replay Number (Toll Free): 1-877-660-6853
Replay Number (International): 1-201-612-7415

About China ACM

China ACM is a producer of advanced, certified eco-friendly ready-mix concrete (RMC) and provider of related technical services for large scale, and other complex infrastructure projects. Leveraging its proprietary technology and value-add engineering services model, the Company has won work on many high profile projects including the 30,000 km China HSR expansion, the Olympic Stadium Bird's Nest, Beijing South Railway Station, Beijing International Airport, National Centre for Performing Arts, CCTV Headquarters, Beijing Yintai Building and U.S. and French embassies in China. More information about the Company is available at www.china-acm.com, the Company routinely updates information in its website.

Forward-Looking Statements

This press release contains statements that are forward-looking in nature, including statements regarding the Company's competitive position and product and service offerings. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; and the Company's ability to manage its business effectively in a rapidly evolving market. Certain of these and other risks are set forth in more detail in "Item 1A. Risk Factors" in China ACM's Annual Report on Form 10-K for the fiscal year ended June 30, 2014. China ACM does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	June 30,
ASSETS	2014	2014

CURRENT ASSETS:
Cash and cash equivalents	$3,349,793	$15,431,110
Restricted cash	11,200,806	13,413,264
Accounts and notes receivable, net of allowance for doubtful accounts of $31,120,660 and $31,667,803, as of December 31, 2014 and June 30, 2014, respectively	51,649,075	49,367,452
Inventories	2,247,637	1,562,309
Short term investment	2,304,506	14,716,023
Other receivables	4,697,980	4,121,550
Prepayments and advances	46,713,112	35,699,065
Deferred stock-based compensation	431,852	-
Deferred tax assets	2,572,587	2,585,902
Total current assets	125,167,348	136,896,675

PROPERTY PLANT AND EQUIPMENT, net	11,200,430	12,878,263

ADVANCES ON EQUIPMENT PURCHASES, net	2,266,614	2,855,937

Total assets	$138,634,392	$152,630,875

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short term loans, banks and bank guarantees	$38,885,300	$54,396,713
Short term loans - other	-	3,250,000
Notes payable	20,581,550	9,750,000
Accounts payable	26,300,047	32,501,363
Customer deposits	983,464	1,072,998
Other payables	2,344,933	2,059,739
Other payables - shareholders	93,868	925,385
Accrued liabilities	3,434,460	2,241,208
Capital lease obligations - current	5,324,932	4,659,756
Taxes payable	182,270	192,205
Total current liabilities	98,130,824	111,049,367

OTHER LIABILITIES
Capital lease obligations - non current	-	1,177,586
Total liabilities	98,130,824	112,226,953

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:

Preferred stock $0.001 par value, 1,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.001 par value, 74,000,000 shares authorized, 2,080,799 and 1,486,871 shares issued and outstanding as of December 31, 2014 and June 30, 2014, respectively	2,081	1,487
Additional paid-in-capital	37,993,684	35,233,305
Accumulated deficit	(14,052,446)	(11,234,705)
Statutory reserves	6,248,357	6,248,357
Accumulated other comprehensive income	10,311,892	10,155,478
Total shareholders' equity	40,503,568	40,403,922
Total liabilities and shareholders' equity	$138,634,392	$152,630,875

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2014	2013	2014	2013
REVENUE
Sales of concrete	17,638,416	11,374,306	38,539,106	21,095,423
Manufacturing services	579	454,026	313,642	896,329
Total revenue	17,638,995	11,828,332	38,852,748	21,991,752

COST OF REVENUE
Concrete	16,049,839	9,946,088	35,095,227	18,560,843
Manufacturing services	1,642	374,612	285,094	785,755
Total cost of revenue	16,051,481	10,320,700	35,380,321	19,346,598

GROSS PROFIT	1,587,514	1,507,632	3,472,427	2,645,154

PROVISION FOR DOUBTFUL ACCOUNTS	(1,427,942)	(5,055,600)	(399,969)	(8,105,021)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(2,899,501)	(2,735,275)	(5,566,805)	(5,645,900)
RESEARCH AND DEVELOPMENT EXPENSES	(348,881)	(247,563)	(849,048)	(451,562)
LOSS REALIZED FROM DISPOSAL OF PROPERTY, PLANT AND EQUIPMENT	(584)	(4,222)	(81,316)	(1,373,683)

LOSS FROM OPERATIONS	(3,089,394)	(6,535,028)	(3,424,711)	(12,931,012)

OTHER (EXPENSE) INCOME, NET
Subsidy income	529,187	709,700	1,174,992	1,319,505
Non-operating (expense) income, net	(178,023)	(59,312)	(296,787)	72,934
Interest income	198,277	837,828	901,786	1,184,081
Interest expense	(353,049)	(651,977)	(826,708)	(1,179,681)
TOTAL OTHER INCOME, NET	196,392	836,239	953,283	1,396,839

LOSS BEFORE PROVISION FOR INCOME TAXES	(2,893,002)	(5,698,789)	(2,471,428)	(11,534,173)

PROVISION FOR INCOME TAXES	(9,649)	-	(346,313)	-

NET LOSS	$(2,902,651)	$(5,698,789)	$(2,817,741)	$(11,534,173)

COMPREHENSIVE LOSS:
Net loss	(2,902,651)	(5,698,789)	(2,817,741)	(11,534,173)
Foreign currency translation adjustment	81,965	271,556	156,414	710,564

COMPREHENSIVE LOSS	$(2,820,686)	$(5,427,233)	$(2,661,327)	$(10,823,609)

LOSS PER COMMON SHARE
Weighted average number of shares:
Basic	1,811,054	1,486,871	1,701,121	1,486,871
Diluted	1,961,054	1,486,871	1,793,241	1,486,871

Loss per share:
Basic	$(1.60)	$(3.83)	$(1.66)	$(7.76)
Diluted	$(1.48)	$(3.83)	$(1.57)	$(7.76)

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the six months ended
	December 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,817,741)	$(11,534,173)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation	1,084,271	964,188
Stock-based compensation expense	201,560	-
Deferred tax provision	16,487	-
Provision for doubtful accounts	399,969	8,105,021
Loss realized from disposal of property, plant and equipment	81,316	1,373,683
Imputed interest on other receivable from termination of leases	-	(442,295)
Changes in operating assets and liabilities
Accounts and notes receivable	(1,558,668)	5,720,891
Inventories	(682,986)	10,515
Other receivables	(283,266)	20,136
Other receivable from termination of lease	-	11,063,600
Prepayments and advances	(11,020,554)	(2,425,283)
Accounts payable	(6,369,916)	(4,471,203)
Customer deposits	(90,798)	(492,200)
Other payables	282,567	1,484,105
Accrued liabilities	1,190,124	122,478
Taxes payable	(10,165)	(81,259)
Net cash (used in) provided by operating activities	(19,577,800)	9,418,204

CASH FLOWS FROM INVESTING ACTIVITIES:
Redemption (acquisition) of short-term investments, net	12,421,990	(19,579,595)
Proceeds from disposal of property, plant and equipment	-	399,600
Purchase of property, plant and equipment	(39,406)	(263,360)
Net cash provided by (used in) investing activities	12,382,584	(19,443,355)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loans and bank guarantees	31,544,400	38,559,900
Payments of short term loans and bank guarantees	(47,113,187)	(35,175,740)
Proceeds from short term loans - shareholders	-	2,928,600
Proceeds from short term loans - other	-	325,400
Payments of short term loan - other	(3,252,000)	-
Proceeds from notes payable	20,568,900	8,135,000
Payments of notes payable	(9,756,000)	-
Payable to shareholder	128,492	86,736
Principal payments on capital lease obligations	(519,275)	(1,197,898)
Restricted cash	2,227,597	(5,267,631)
Proceeds from issuance of common stock	1,167,552	-
Net cash (used in) provided by financing activities	(5,003,521)	8,394,367

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	117,420	40,079

NET CHANGE IN CASH AND CASH EQUIVALENTS	(12,081,317)	(1,590,705)

CASH AND CASH EQUIVALENTS, beginning of period	15,431,110	3,949,939

CASH AND CASH EQUIVALENTS, end of period	$3,349,793	$2,359,234

CONTACT:

China ACM Investor Relations
Phone: +86-10-82525361
E-mail: IR@china-acm.com